Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

March 8, 2011

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1370

Coral Gables, FL 33134

Ladies and Gentlemen:

Reference is made to our opinion dated December 2, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-170945) filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2010, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on December 15, 2010 (the “Registration Statement”) by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated March 8, 2011. The Prospectus Supplement relates to the offering by the Company of 2,259,943 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated December 15, 2010 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the Company’s Certificate of Incorporation, as amended, (v) the Company’s By-laws, (vi) certain resolutions of the Board of Directors of the Company, (vii) corporate records and instruments, and (viii) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of originals of such documents that have been presented to us as photostatic copies, and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

akerman.com

BOCA RATON DALLAS DENVER FORT LAUDERDALE JACKSONVILLE LAS VEGAS LOS ANGELES MADISON MIAMI NAPLES NEW YORK ORLANDO PALM BEACH TALLAHASSEE TAMPA TYSONS CORNER WASHINGTON, D.C. WEST PALM BEACH

Catalyst Pharmaceutical Partners, Inc.

March 8, 2011

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that may change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as part of a Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ AKERMAN SENTERFITT